Ishopnomarkup.com, Inc and Subsidiary
Schedule of EPS
Exhibit   11.1

                                           August 20,
                            Three         1999 ( inception)
                         Months Ended       To March 31,
                        June 30, 2000           2000
                      ---------------------------------------

Net Loss                $   (782,839)     $ (1,115,514)

Weighted Avg. shares
Outstanding              111,400,675        43,588,852


EPS- Basic                  $ (0.007)        $   (0.02)
EPS- Diluted                  (0.007)            (0.02)

